Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION
OF
SPARTA COMMERCIAL SERVICES INC.
Pursuant to Section 78.1955 of the
Nevada Revised Statutes

SERIES C PREFERRED STOCK

The Articles of Incorporation of Sparta Commercial Services Inc., a Nevada corporation (the “Corporation”), provide that the Corporation is authorized to issue 10,000,000 shares of preferred stock with a par value of $0.001, and that the Board of Directors have the authority to attach such terms as they deem fit with respect to the preferred stock.

Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, and pursuant to authority of the Board of Directors as required by Section 78.9155 of the Nevada Revised Statutes, the Board of Directors, by unanimous written consent, adopted a resolution providing for the designations, rights, powers and preferences and the qualifications, limitations and restrictions of 4,200,000 shares of Series C Preferred Stock, and that a copy of such resolution is as follows:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation, the provisions of its Articles of Incorporation, and in accordance with the Nevada Revised Statutes, the Board of Directors hereby authorizes the filing of a Certificate of Designation of Series C Preferred Stock of the Corporation. Accordingly, the Corporation is authorized to issue Series C Preferred Stock with par value of $0.001 per share, which shall have the powers, preferences and rights and the qualifications, limitations and restrictions thereof, as follows:

1.           Designation and Rank. The designation of such series of the Preferred Stock shall be the Series C Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”). The maximum number of shares of Series C Preferred Stock shall be 4,200,000 shares. The Series C Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Corporation now or hereafter outstanding, as well as the Series A Preferred Stock and the Series B Preferred Stock.

2.           Dividends. The holders of the Series C Preferred Stock are not entitled to receive dividends.

3.           Voting Rights. The holders of Series C Preferred Stock shall not have voting rights.

4.           Liquidation Preference.

(a)           In the event of any dissolution, liquidation or winding up of the Corporation (a “Liquidation”), whether voluntary or involuntary, the holders of Series C Preferred Stock shall be entitled to participate in any distribution out of the assets of the Corporation cash in an amount equal to $1.00 (the “Stated Value”) for each one share of Series C Preferred Stock (the “Liquidation Preference”). The Liquidation Preference is payable after all indebtedness of the Corporation and after the liquidation preference, if any, to the holders of the

Series A Preferred Stock and the Series B Preferred Stock, but before any liquidation to the holders of Common Stock.

(b)           A sale of all or substantially all of the Corporation’s assets or an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation, shall not be deemed to be a Liquidation for purposes of this Designation.

5.           Optional Conversion of Series C Preferred Stock. The holders of Series C Preferred Stock shall have conversion rights as follows:

(a)           Conversion Right. Each share of Series C Preferred Stock shall be convertible at the option  of the holder thereof and without the payment of additional consideration by the holder thereof, at any time, into shares of Common Stock on the Optional Conversion Date (as hereinafter defined) at a conversion rate of three hundred (300) shares of Common Stock (the “Conversion Rate”) for every one (1) share of Series C Preferred Stock.

(b)           Mechanics of Optional Conversion. To effect the optional conversion of shares of Series C Preferred Stock in accordance with Section 5(a) of this Designation, any holder of record shall make a written demand for such conversion (for purposes of this Designation, a “Conversion Demand”) upon the Corporation at its principal executive offices setting forth therein (i) the certificate or certificates representing such shares, and (ii) the proposed date of such conversion, which shall be a business day not less than fifteen (15) nor more than thirty (30) days after the date of such Conversion Demand (for purposes of this Designation, the “Optional Conversion Date”). Within five days of receipt of the Conversion Demand, the Corporation shall give written notice (for purposes of this Designation, a “Conversion Notice”) to the holder setting forth therein (i) the address of the place or places at which the certificate or certificates representing any shares not yet tendered are to be converted are to be surrendered; and (ii) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied  by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. The Conversion Notice shall be sent by first class mail, postage prepaid, to such holder at such holder’s address as may be set forth in the Conversion Demand or, if not set forth therein, as it appears on the records of the stock transfer agent for the Series C Preferred Stock, if any, or, if none, of the Corporation. On or before the Optional Conversion Date, each holder of the Series C Preferred Stock so to be converted shall surrender the certificate or certificates representing such shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the Conversion Notice so provides, to the Corporation at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Corporation. As soon as practicable after the Optional Conversion Date and the surrender of the certificate or certificates representing such shares, the Corporation shall issue and deliver to such holder, or its nominee, at such holder’s address as it appears on the records of the stock transfer agent for the Series C Preferred Stock, if any, or, if none, of the Corporation, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

(c)           No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series C Preferred Stock. In lieu of any fractional share to which the holder would be  entitled but for the provisions of this Section 5(c) based on the number of shares of Series C Preferred Stock held by such Holder, the Corporation shall issue a number of shares to such holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any holder of Series C Preferred Stock by the Corporation upon conversion of Series C Preferred Convertible Stock by such holder.

(d)           Reservation of Stock. The Corporation shall at all times when any shares of Series C Preferred Convertible Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the

Series C Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(e)           Maximum Conversion. In any consecutive thirty (30) day period, the holder of Series C Preferred Stock shall only be entitled to convert five percent (5%) of the total amount of shares that the holder of Series C Preferred Stock subscribed from the Corporation.

(f)           Adjustments.

(i) If the Corporation shall, at any time or from time to time after issuance of the Series C Preferred Stock, effect a forward split of the outstanding Common Stock or issue a stock dividend, the Conversion Rate shall be proportionately increased.

(ii) If the Corporation shall, at any time or from time to time after issuance of the Series C Preferred Stock, effect any stock combination, reverse split or other similar transaction involving the Common Stock (a "Stock Combination Event" and the date thereof the "Stock Combination Event Date"), the Conversion Rate shall be proportionately decreased.

(iii) In the event that any adjustment is made pursuant to Section 5(f)(ii) above, then solely after the first such occurrence of such Stock Combination Event, if on the thirtieth (30th) Trading Day immediately following such Stock Combination Event, the Event Market Price (as defined below) is less than $1 divided by the Conversion Rate then in effect (after giving effect to the adjustment in Section 5(f)(ii) above), then there shall be a lookback adjustment (the “Lookback Adjustment”) to increase the Conversion Rate to 1 divided by the Event Market Price. Notwithstanding the foregoing, in no case shall the Lookback Adjustment to the Conversion Rate be greater than 40% of the Conversion Rate then in effect (after giving effect to the adjustment in Section 5(f)(ii) above). “Event Market Price” means, with respect to any Stock Combination Event, the VWAP of the Common Stock for the twenty (20) consecutive Trading Days immediately preceding the thirtieth (30th) Trading  Day after such Stock Combination Event Date.

6.           Redemption. If not sooner converted in accordance with Section 5(a) and/or 5(b) hereinabove, the Corporation, at the option of the Board of Directors, may, at any time or from time to time, after 3 years from issuance date, redeem some or all of the outstanding shares of Series C Preferred Stock by paying to the Holders of Series C Preferred Stock one hundred and fifteen percent (115%) of the Stated Value for each share remaining outstanding by giving Redemption Notice to each Holder of Series C Preferred Stock of record at his or her last known address, as shown on the records of the Corporation notice in writing, by first-class mail, postage prepaid stating the date and plan of redemption. On or after the date fixed for redemption, each Holder of shares called for redemption shall surrender his or her certificate(s) for such shares to the Corporation at the place designated in the redemption notice accompanied by a duly executed stock power or other appropriate instrument of assignment and shall thereupon be entitled to receive payment of the redemption price. If the Redemption Notice is duly given, then, whether or not the certificates evidencing the shares to be redeemed are surrendered, all rights with respect to such shares of Series C Preferred Stock shall terminate on the date fixed for redemption, except the right of the Holders to receive the redemption price, without interest.

7.           No Preemptive Rights. No holder of the Series C Preferred Stock shall be entitled to rights to   subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors  on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the   Board of Directors in their absolute discretion may deem advisable.

8.           Vote to Change the Terms of or Issue Preferred Stock. A duly authorized and approved action by the Board of Directors at a meeting duly called for such purpose or the written consent without a meeting, and the affirmative vote of the holders of a majority of the outstanding shares of Series C Preferred Stock (in addition to any other corporate approvals then required to effect such action), shall be required for any change to this Certificate of Designation or the Corporation's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series C Preferred Stock.

9.           Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the  Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series C Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, that the Corporation shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Corporation to convert such shares of Series C Preferred Stock into Common Stock.

10.           Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series C Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate, effective on August 17, 2017.

SPARTA COMMERCIAL SERVICES INC.

By:  /s/ Anthony L. Havens
Name: Anthony L. Havens
Title: Chief Executive Officer

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